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                                                                       EXHIBIT 5
                                PERKINS COIE LLP
     411 - 108th AVENUE N.E., SUITE 1800 - BELLEVUE, WASHINGTON 98004-5584
                TELEPHONE: 425 453-6980  FACSIMILE 425 453-7350

                                 July 23, 2001

Penwest Pharmaceuticals Co.
2981 Route 22
Patterson, NY 12563-9970

     RE:  REGISTRATION STATEMENT ON FORM S-3

Gentlemen and Ladies:

     We have acted as special counsel to Penwest Pharmaceuticals Co. (the "Company"), in connection with the transaction contemplated by the Common Stock Purchase Agreement dated as of July 9, 2001 (the "Agreement") by and between the Company and the persons listed on the Schedule of Investors attached as Exhibit A to the Agreement.

     We issue this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), which the Company is filing with the Securities and Exchange Commission for the resale of up to 2,447,187 shares of Common Stock, $0.001 par value (the "Shares") pursuant to the Agreement. We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based on the subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,


                                             Perkins Coie LLP